Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	June 11, 2018
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Acquires Premier Apartments in Suburban Dallas

Chicago (June 11, 2018) - JLL Income Property Trust, an institutionally managed, daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the acquisition of Villas at Legacy, an amenity-rich, luxury garden-style 328-unit apartment community located in Plano, Texas.

Plano, located in Dallas’ prestigious Platinum Corridor, is a main driver of the Dallas-Fort Worth metroplex which continues to create jobs at a rate that is almost double the national average according to the U.S. Bureau of Labor Statistics. The region boasts a population of 7.4 million, and is home to multiple Fortune 500 headquarters including American Airlines, AT&T, Exxon Mobil, Kimberly-Clark, Dr. Pepper Snapple and Texas Instruments.

The Villas at Legacy apartments are located within the Legacy Business Park, a 2,665-acre master-planned business, retail and residential community employing nearly 100,000 people. Plano residents further benefit from an excellent school system, with the A+-rated Plano Independent School District ranked fifth in Texas and 81st in the U.S. by Niche.com.

“The acquisition of Villas at Legacy further supports our investment strategy targeting well-positioned suburban markets with highly rated schools and strong market fundamentals and demographics,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “This investment brings our aggregate apartment allocation to nearly $650 million, with over 2,500 apartment units, representing just over a quarter of our $2.6 billion, 69-property portfolio.”

The Villas at Legacy offer garden-style units, high-end common area amenities including a business center, picnic area with grills, courtyards, swimming pool, fitness center and coffee bar.

JLL Income Property Trust is an institutionally managed, daily valued NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $59 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results.